                                                                EXHIBIT 11.1



                              AMF BOWLING, INC.
                   COMPUTATION OF EARNINGS PER COMMON SHARE
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                     SIX MONTHS ENDED JUNE 30,
                                  PERIOD ENDED       -------------------------
                              DECEMBER 31, 1996(a)       1997        1996(a)
                              --------------------       ----        -------
Shares

 Weighted average number of
  common shares outstanding..        39,713              42,274       38,306
                                   ========            ========     ========

Net loss.....................      $(19,484)           $(12,164)    $(12,226)
                                   ========            ========     ========

Primary and fully diluted
 earnings per common share(b)      $  (0.49)           $  (0.29)    $  (0.32)
                                   ========            ========     ========


(a) For the period from the inception date of January 12, 1996 which includes results of operations of the acquired business from May 1, 1996 through the period ended December 31, 1996, and the six months ended June 30, 1996, respectively.

(b) Outstanding stock options and warrants are not considered as their effect is antidilutive.